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                                                                    EXHIBIT 99.1


PRESS RELEASE                                         Source: Chiral Quest, Inc.

CHIRAL QUEST, LLC AND SURG II, INC. MERGE TO FORM CHIRAL QUEST, INC. Tuesday, February 18, 2003

WILL BEGIN TRADING UNDER NEW TICKER SYMBOL CQST

STATE COLLEGE, Pa. and MINNEAPOLIS, Feb. 18 /PRNewswire-FirstCall/ -- Chiral Quest, LLC (private) and Surg II, Inc. (OTC Bulletin Board: SURG - News) today announced that they have completed the merger of the two companies. The combined company will be named Chiral Quest, Inc. and its common stock will begin trading on the OTC Bulletin Board under the symbol "CQST".

Alan D. Roth, Ph.D., will serve as President, Chief Executive Officer and board member of Chiral Quest and Xumu Zhang, Ph.D., an Associate Professor at Pennsylvania State University, will maintain his responsibilities as Chief Technology Officer and will also join the board. Kenneth W. Brimmer, previously President and CEO of Surg II, will remain on the board of directors. Additionally, David M. Tanen, Stephen C. Rocamboli, Michael Weiser, M.D., Ph.D. and Vincent Aita, Ph.D., all shareholders of CQST and employees of Paramount Capital, Inc., an NASD member broker dealer specializing in the private financing of public and private biotechnology companies, will complete the board.

"With the combination of our leading cutting-edge technology in asymmetric catalysis and our current financial resources, we are confident that Chiral Quest will create substantial value for its shareholders," commented Alan Roth, Ph.D., President and CEO of Chiral Quest. "We fully believe in the chemical discovery and development capabilities of Professor Zhang and his team and are confident that with current resources as a result of the merger, we are a step further in positioning Chiral Quest to become the partner of choice for providing efficient manufacture solutions to important chiral compounds."

"We are excited about continuing development of our chemical catalysts used in the synthesis of desired isomers of chiral molecules, and growing our business to become a leading supplier to the $150 billion chiral products market," remarked Professor Zhang.

About Chiral Quest

Chiral Quest is a life sciences chemistry company that provides goods and services to the pharmaceutical and fine chemical industries. The company develops chemical catalysts used in the synthesis of desired isomers of chiral molecules. For more information, visit http://www.chiralquest.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements that involve risks and uncertainties that could cause Chiral Quest's actual results and experience to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of Chiral Quest's research programs and compounds will be successfully commercialized. Risks, uncertainties and assumptions also include the possibility that the market for the sale of certain products may not develop as expected; and that development of these products may not proceed as planned. Chiral Quest assumes no obligation and does not intend to update these forward-looking statements.